COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER MANAGED INCOME FUND CLASS A SHARES
AND THE LEHMAN BROTHERS AGGREGATE BOND INDEX


EXHIBIT A:

               DREYFUS PREMIER
                   MANAGED           LEHMAN BROTHERS
   PERIOD        INCOME FUND            AGGREGATE
               (CLASS A SHARES)        BOND INDEX*

  12/31/87                  9,552                10,000
  12/31/88                 10,511                10,789
  12/31/89                 11,096                12,356
  12/31/90                 11,584                13,463
  12/31/91                 13,556                15,618
  12/31/92                 14,745                16,774
  12/31/93                 16,888                18,409
  12/31/94                 16,021                17,872
  12/31/95                 18,796                21,174
  12/31/96                 19,438                21,943
  12/31/97                 21,342                24,061


*Source: Lehman Brothers